Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), dated as of July 29, 2026, by and among Blackstone Multi-Strategy Hedge Fund L.P., a Delaware limited partnership (the “Partnership”), BXHF Aggregator (CYM) L.P., a Cayman Islands exempted limited partnership (the “Aggregator” and together with the Partnership, “BXHF”), and Blackstone Alternative Asset Management L.P., a Delaware limited partnership (the “Investment Manager”).

WHEREAS, the Partnership indirectly invests, alongside other Parallel Funds, all or substantially all of its assets in the Aggregator, which has been formed to facilitate the investment activities of the Partnership and such other Parallel Funds;

WHEREAS, the Partnership desires that the Investment Manager originate and recommend investment opportunities to the Partnership, monitor and evaluate Investments and perform administrative services for the Partnership, in each case directly or indirectly through the Aggregator, as requested by the General Partner, and the Investment Manager desires to render such services to the Partnership (directly or indirectly through the Aggregator) in consideration of a management fee and other compensation as hereinafter specified; and

WHEREAS, the engagement of the Investment Manager by the Partnership is authorized by the Amended and Restated Limited Partnership Agreement of the Partnership (as may be further amended, restated or modified from time to time, the “BXHF U.S. Partnership Agreement”) and the Amended and Restated Exempted Limited Partnership Agreement of the Aggregator (as may be further amended, restated or modified from time to time, the “Aggregator Partnership Agreement” and together with the BXHF U.S. Partnership Agreement, the “Partnership Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in the BXHF U.S. Partnership Agreement.

“Administration Fee” shall have the meaning specified in Section 3(g) hereof.

“Affiliated Sub-Investment Manager” shall mean Blackstone Alternative Solutions L.L.C., a Delaware limited liability company.

“BXHF Managers” shall mean the Investment Manager and the Affiliated Sub-Investment Manager.

“CEA” shall have the meaning specified in Section 2(e) hereof.

“CFTC” shall have the meaning specified in Section 2(e) hereof.

“Effective Date” shall have the meaning specified in Section 4 hereof.

“Initial Fund Expenses Limitation” shall have the meaning specified in Section 5 hereof.

“Initial Fund Expenses Payment” shall have the meaning specified in Section 5 hereof.

“Initial Fund Expenses Reimbursement” shall have the meaning specified in Section 5 hereof.

“Initial Fund Expenses Support” shall have the meaning specified in Section 5 hereof.

“Initial Fund Expenses Support Period” shall have the meaning specified in Section 5 hereof.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

“Memorandum” shall mean the Amended and Restated Confidential Private Placement Memorandum of the Partnership and the Aggregator, dated as of June 2026, as further amended, restated and/or supplemented from time to time.

“NAV” shall have the meaning specified in Section 3(b) hereof.

“Organizational and Offering Expenses” shall have the meaning specified in Section 4 hereof.

“Other Fees” shall have the meaning specified in Section 3(c) hereof.

“Specified Fund Expenses” shall mean all or a portion of the Fund Expenses, Organizational and Offering Expenses and the Administration Fee, to be borne by the Partnership, in each case as determined pursuant to the terms contained in the Memorandum, the BXHF U.S. Partnership Agreement and this Agreement, and shall not include (i) the Management Fee; (ii) the Performance Participation Allocation; (iii) the Servicing Fees; (iv) any Investment-related expenses (including broken deal expenses and asset- or performance-based fees or allocations to unaffiliated Underlying Managers of Underlying Investment Vehicles); (v) any expenses borne by non-consolidated Underlying Investment Vehicles; (vi) expenses relating to indebtedness whether incurred at the Partnership, the Aggregator or any Underlying Investment Vehicles (including hedging, commitment fees or legal costs, or fees and expenses for establishment and maintenance of a credit facility for the Partnership); (vii) bank and transaction costs, fees and expenses; (viii) extraordinary expenses, including litigation and indemnification payments by the Partnership, as determined by the General Partner in good faith; (ix) taxes paid (including withholding, transfer and other taxes and tax penalties), fees or other governmental charges levied against the Partnership or its income or assets or in connection with its business or operations; and (x) expenses related to any tax audits.

“Underlying Investment Vehicles” shall mean the private investment funds, other investment vehicles and separately managed accounts managed by the BXHF Managers and the Underlying Managers (as defined below) through which BXHF expects to make certain Investments.

“Underlying Managers” shall mean other investment managers, general partners, advisors and other partners, including Affiliates of the BXHF Managers, that source and/or manage certain Investments and Underlying Investment Vehicles, as applicable.

“Waiver Period” shall have the meaning specified in Section 3(b) hereof.

2. Provision of Services by the Investment Manager.

a. The Investment Manager shall originate and recommend to the Partnership investment opportunities consistent with the purposes of the Partnership, monitor and evaluate Investments, as applicable, and provide such other services related thereto as the Partnership may reasonably request, in each case directly or indirectly through the Aggregator.

b. The Investment Manager shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreements. Services to be rendered by the Investment Manager in connection with the Partnership’s investment program shall include:

i. researching, evaluating, selecting and monitoring direct Investments;

ii. identifying, evaluating, selecting and monitoring the Underlying Managers;

iii. investing the assets of BXHF in Investments (whether directly, or whether the Investment Manager determines to be advisable due to legal, tax, contractual or other considerations, through one or more special purpose vehicles) and otherwise committing the assets of BXHF to the management of the Underlying Managers, including through the Underlying Investment Vehicles;

iv. furnishing a continuous investment program for the Partnership and determining from time to time the direct Investments and Underlying Investment Vehicles to be purchased, retained, redeemed or sold;

v. identifying bank and institutional sources of financing, arranging appropriate introductions and marketing financing proposals;

vi. arranging and coordinating the services of other professionals and consultants, including Blackstone Inc. and its subsidiaries and affiliated entities; and

vii. providing such other services as the General Partner may, from time to time, delegate to the Investment Manager.

c. Notwithstanding the services provided by the Investment Manager, the Investment Manager shall not be authorized to manage the affairs of, act in the name of, or bind BXHF. The management, policies and operations of BXHF shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreements, and all decisions relating to BXHF matters, including, without limitation, the acquisition, management and disposition of Investments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreements.

d. The General Partner, on behalf of BXHF, shall appoint the Investment Manager to be responsible for and perform all functions that, in the General Partner’s reasonable discretion, constitute: (i) portfolio management and risk management functions in respect of BXHF, and (ii) such other functions or responsibilities (if any) as the General Partner determines are appropriate to be carried out by the Investment Manager, in each case, in substitution for, and to the exclusion of, the General Partner. The General Partner will monitor the Investment Manager’s performance of such functions. For the avoidance of doubt, the Investment Manager shall be permitted to engage one or more Affiliates to serve as a sub-investment manager to provide the Partnership with portfolio management services in respect of a portion of the Investments of BXHF.

e. Notwithstanding anything set forth herein to the contrary, the General Partner hereby delegates, and the Investment Manager hereby accepts such delegation of, the duties and obligations of the General Partner as “commodity pool operator” (as defined in Section 1a(11) of the Commodity Exchange Act, as amended (the “CEA”) and the U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3) in respect of each of the Partnership and the Aggregator (including, inter alia, the obligation to maintain books and records, and the duties of solicitation of participants for BXHF and management of Investments for the Partnership). The General Partner hereby delegates all of its investment management authority with respect to the Partnership and the Aggregator, respectively, to the Investment Manager, and the Investment Manager’s investment management authority shall include the authority to purchase, sell, cover open positions and generally to deal in “commodity interests” (as defined in CFTC Rule 1.3), in accordance with the Partnership Agreements; and the Investment Manager further agrees that, in performing its duties to the Partnership hereunder, it will comply with the CEA, and all rules and regulations thereunder, including without limitation applicable CFTC recordkeeping requirements. Notwithstanding anything in this Agreement to the contrary, the General Partner acknowledges and agrees that the delegation pursuant to this Section 2(e) does not relieve the General Partner from liabilities arising under, or for violations of, the CEA or Part 4 of the CFTC Rules in connection with the operation of the Partnership and the Aggregator, respectively. The General Partner further acknowledges and agrees that it is and shall be jointly and severally liable for any such violations of, or liabilities under, the CEA or Part 4 of the CFTC Rules; provided, that nothing herein shall relieve the General Partner from any contractual right to indemnification under any agreement or instrument, or to coverage under any policy of insurance, to the maximum extent permitted by law.

3. Management Fee, Other Fees and Administration Fee.

a. Pursuant to Section 6.2 of the BXHF U.S. Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity (including without limitation the Aggregator)) shall pay to the Investment Manager a management fee with respect to each Limited Partner (the “Management Fee”), calculated in the manner set forth below.

b. The Management Fee shall be accrued monthly (1/12 of the total annual Management Fee) and paid quarterly by BXHF (directly or indirectly through an Intermediate Entity (including without limitation the Aggregator)) in arrears on the last Business Day of each calendar quarter and shall be equal to, in the aggregate, an annualized rate of (i) 1.25% of the Aggregator’s net asset value (“NAV”) attributable to Class S Units, Class N Units, Class D Units and Class I Units of the Partnership and (ii) 0.85% of the Aggregator’s NAV attributable to Class SF Units, Class NF Units, Class DF Units and Class IF Units of the Partnership; provided that, (i) with respect to all Units, the Management Fee shall be waived for the first six (6) months following the Initial Closing Date (the “Waiver Period”), and (ii) with respect to Class S Units, Class N Units, Class D Units and Class I Units of the Partnership, for the first twelve (12) months following the expiration of the Waiver Period, the Management Fee shall be equal to, in the aggregate, 1.00% of the Aggregator’s NAV attributable to such Class S Units, Class N Units, Class D Units and Class I Units of the Partnership per annum. The Management Fee shall be payable by BXHF before giving effect to any accruals for the Management Fee, the Servicing Fees, the Administration Fee, the Performance Participation Allocation, pending Aggregator Unit redemptions or distributions, if any, and without taking into account accrued and unpaid taxes of any Intermediate Entity (including the Aggregator and Corporations) through which BXHF indirectly invests in an Investment (or any comparable entities of any Other Blackstone Accounts in which BXHF directly or indirectly participates) or taxes paid by any such entity during the applicable month. Each class, or series of a class, of Units of the Partnership, any Feeder Vehicle and/or any Parallel Fund will bear (without duplication) the Management Fee applicable to such class, or series of a class, based on its corresponding interest in the Aggregator. The Investment Manager may elect to receive the Management Fee in cash, Units of the Partnership and/or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (including without limitation the Aggregator) (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity (including without limitation the Aggregator)). If the Management Fee is paid in Units, such Units may be redeemed quarterly by the Partnership at NAV at the Investment Manager’s request and will be subject to the volume limitations in the Unit Redemption Plan but not the early redemption deduction of the Unit Redemption Plan.

c. Any fees (other than the Management Fee, the Servicing Fees, the Administration Fee and fees earned by Underlying Managers with respect to BXHF’s Investments) earned by the Investment Manager and/or its Affiliates from or with respect to BXHF’s investment activities and/or Portfolio Entities and from unconsummated transactions as further described in the Memorandum as updated from time to time (collectively, “Other Fees”) shall be paid directly to the Investment Manager or its Affiliates, and BXHF recognizes and consents that the Investment Manager and its

Affiliates may receive such Other Fees and the Management Fee shall not be affected thereby except as expressly set forth in the last sentence of this Section 3(c); provided, that such Other Fees shall generally be allocated among the Partnership, any Feeder Vehicles, Parallel Funds and/or Intermediate Entities (including without limitation the Aggregator), Other Blackstone Accounts, or other Persons pro rata as determined in the good faith discretion of the Investment Manager and its Affiliates.

d. Such Other Fees shall be net of, to the extent not reimbursed or paid as provided herein, reasonable out-of-pocket expenses incurred by the Investment Manager or its Affiliates (and not otherwise reimbursed) in connection with the transaction out of which such fees arose.

e. The Investment Manager and its Affiliates may receive fees of the type described in this Section 3 from companies other than BXHF’s Portfolio Entities and their Affiliates and those involved in BXHF’s unconsummated transactions, including in connection with a joint venture in which BXHF participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of BXHF and/or as otherwise described in the Memorandum. The Investment Manager and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with BXHF or the Limited Partners.

f. The Management Fee for each of (i) the first calendar month following the expiration of the Waiver Period and (ii) the last calendar month of the Partnership shall each be prorated for the number of days in such period.

g. Administration Fee. Pursuant to Section 6.2 of the BXHF U.S. Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity (including without limitation the Aggregator)) shall pay to the Investment Manager an administration fee (the “Administration Fee”). The Administration Fee shall be accrued monthly (1/12 of the total annual Administration Fee) and payable quarterly in cash in arrears on the last Business Day of each calendar quarter and shall be equal to, in the aggregate, an annualized rate of 0.10% of the Aggregator’s NAV. The Administration Fee shall be payable by BXHF before giving effect to any accruals for the Management Fee, the Servicing Fees, the Administration Fee, the Performance Participation Allocation, pending Aggregator Unit redemptions or distributions, if any, and without taking into account accrued and unpaid taxes of any Intermediate Entity (including the Aggregator and Corporations) through which BXHF indirectly invests in an Investment (or any comparable entities of any Other Blackstone Accounts in which BXHF directly or indirectly participates) or taxes paid by any such entity during the applicable month. Each of the Partnership, any Feeder Vehicle and/or any Parallel Fund will be obligated to pay (without duplication) its proportional share of the Administration Fee based on its proportional interest in the Aggregator. The Administration Fee will include BXHF’s proportional share of any administrative services provided to any consolidated Underlying Investment Vehicle, but will be separate from and additional to the Management Fee and any Fund Expenses (including administrative expenses incurred in connection with Investments and Portfolio Entities, costs and expenses associated with certain services that are not administrative in nature, the middle- and back-office services provided by certain third-party service providers and financial reporting and custody expenses, as mutually agreed between the Investment Manager and BXHF). The Investment Manager may outsource certain administrative duties provided to BXHF with respect to the Administration Fee to third parties. The fees, costs and expenses of any such third-party service providers will be payable by the Investment Manager out of its Administration Fee.

4. Organizational and Offering Expenses. The Investment Manager hereby agrees to advance all of BXHF’s organizational and offering expenses on BXHF’s behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating placement agents or financial intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of each entity (including, as applicable, transfer agent, administrator and depository fees, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, entertainment and meals and including all similar organizational and offering expenses of any Feeder Vehicles, Parallel Funds and/or Intermediate Entities (including without limitation the Aggregator) primarily organized to invest in BXHF to the extent not paid by such Feeder Vehicles, Parallel Funds and/or Intermediate Entities (including without limitation the Aggregator) or their investors, but excluding subscription fees and the Servicing Fees)) (collectively, “Organizational and Offering Expenses”) through the first anniversary of the Initial Closing Date (such first anniversary, the “Effective Date”). On the Initial Closing Date, BXHF will be obligated to reimburse the Investment Manager for all such advanced Organizational and Offering Expenses, subject to Section 5 below, ratably over the sixty (60) months following the Effective Date or, alternatively, in one or more installments on such earlier date(s) and in such amount(s) as determined by the Investment Manager. The Investment Manager will determine what Organizational and Offering Expenses are attributable to the Partnership or any Feeder Vehicle, Parallel Fund or Intermediate Entity (including without limitation the Aggregator), in its sole discretion.

5. Initial Fund Expenses Support. The Investment Manager has agreed to limit the amount of Specified Fund Expenses borne directly by the Partnership (which, for this purpose, shall include the Partnership’s proportionate share of Specified Fund Expenses directly borne at the Aggregator or its consolidated Underlying Investment Vehicles) through the Effective Date (the “Initial Fund Expenses Support Period”) to 0.50%, on an annualized basis, of the Partnership’s NAV, measured monthly, as of the beginning of each calendar month (such limit, the “Initial Fund Expenses Limitation” and such agreement by the Investment Manager, the “Initial Fund Expenses Support”). The Initial Fund Expenses Support Period may be renewed by the Investment Manager for successive periods in its sole discretion. To the extent that, as of the end of a given calendar month during the Initial Fund Expenses Support Period, the Specified Fund Expenses (annualized) exceed the Initial Fund Expenses Limitation calculated as of the end of such calendar month, the Investment Manager will accrue to, pay, absorb or reimburse the Aggregator the amount of such excess or forgo its Management Fee in the amount of such excess (the “Initial Fund Expenses Payment”). The Aggregator shall be obligated to reimburse the Investment Manager the amount of any Initial Fund Expenses Payments (the “Initial Fund Expenses Reimbursement”) at any time during a period of five (5) years from the date on which an Initial Fund Expenses Payment or accrual was made, but only to the extent that such Initial Fund Expenses Reimbursement, together with any Specified Fund Expenses borne in the current period by the Partnership, does not exceed the Initial Fund Expenses Limitation, calculated as of the end of each calendar month on an annualized basis. The Investment Manager, in its sole discretion, may waive its right to any Initial Fund Expenses Reimbursement. The Investment Manager may elect to receive the Initial Fund Expenses Reimbursement in cash, Units of the Partnership and/or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (including without limitation the Aggregator) (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity (including without limitation the Aggregator)). If the Initial Fund Expenses Reimbursement is paid in Units, such Units may be redeemed by the Partnership at NAV at the Investment Manager’s request and will be subject to the volume limitations in the Unit Redemption Plan but not the early redemption deduction of the Unit Redemption Plan.

6. Exculpation and Indemnification. The parties hereto acknowledge that the Investment Manager and its officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of the Partnership Agreements.

7. Term. This Agreement shall be terminated with respect to the Partnership and/or the Aggregator, as applicable, upon the earliest to occur of (a) the decision of the Partnership and/or the Aggregator in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate with respect to the Partnership and/or the Aggregator, respectively, (b) the bankruptcy of the Investment Manager and (c) the termination of the Partnership and/or the Aggregator pursuant to the applicable Partnership Agreement(s).

8. Miscellaneous.

a. This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or such party’s successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner on behalf of each of the Partnership and the Aggregator; provided that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Limited Partners in the aggregate will require the prior approval of the Independent Directors.

b. Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received access instructions by electronic mail, when posted.

c. This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

d. This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered, executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original. All such counterparts shall constitute one and the same document. For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms. The authorization under this paragraph may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

e. This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Investment Manager acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

f. Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Investment Manager shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the partners constituting the limited partnership which is the Investment Manager so long as Blackstone and its Affiliates control such limited partnership; provided, further, that such limited partnership may be reconstituted from the limited partnership form to the limited liability company form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Blackstone and its Affiliates control such reconstituted entity.

g. No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

BLACKSTONE MULTI-STRATEGY HEDGE FUND L.P.

By: BLACKSTONE ALTERNATIVE ASSET MANAGEMENT ASSOCIATES LLC, its general partner

By:	/s/ Stephen O’Connor
Name:	Stephen O’Connor
Title:	Authorized Signatory

BXHF AGGREGATOR (CYM) L.P.

By: BLACKSTONE ALTERNATIVE ASSET MANAGEMENT ASSOCIATES LLC, its general partner

By:	/s/ Stephen O’Connor
Name:	Stephen O’Connor
Title:	Authorized Signatory

BLACKSTONE ALTERNATIVE ASSET MANAGEMENT L.P.

By:	/s/ Stephen O’Connor
Name:	Stephen O’Connor
Title:	Authorized Signatory

[Signature Page to Blackstone Multi-Strategy Hedge Fund L.P. and BXHF Aggregator (CYM) L.P. IMA]